Exhibit 10.7

Executive Severance Agreement

This Executive Severance Agreement (the “Agreement”) is made and entered into as of [DATE], by and between [EXECUTIVE NAME] (the “Executive”) and [Real Broker, LLC, a Texas limited liability company] (the “Company”), in connection with the Executive’s employment by the Company. Any capitalized terms not defined herein shall have the meaning set forth in the Company’s 2025 Stock Incentive Plan.

WHEREAS, the Executive and the Company have executed an offer letter dated [DATE], setting forth certain terms and conditions of the Executive’s employment with the Company (the “Offer Letter”), and an [Employee Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement] dated [DATE], setting forth certain legal duties and obligations that the Executive owes to the Company both during Executive’s employment and after such employment ends (the “Restrictive Covenant Agreement”); and

WHEREAS, to incentivize the Executive’s commitment and continued service to the Company, the parties desire to enter into this Executive Severance Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Employment at Will. As stated in the Offer Letter, the Executive’s employment with the Company is at will, and Executive hereby agrees and acknowledges that the Company may terminate Executive’s employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment for a defined term or period of time, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2.Definitions.

(a)“Accrued Amounts” shall mean (i) the Executive’s earned and unpaid wages through the Separation Date in accordance with the Company’s standard payroll practices; (ii) reimbursement for unreimbursed business expenses properly incurred by the Executive through the Separation Date, subject to and paid in accordance with the Company’s expense reimbursement policy and applicable law; and (iii) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Separation Date.

(b)“Base Salary” shall mean the Executive’s base salary at the rate in effect on the Separation Date.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Cause” shall mean any of the following: the Executive’s (i) failure to perform in any material respect the Executive’s duties as an employee of the Company; (ii) violation of the Company’s written policies or codes of conduct, including but not limited to policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iii) breach of the Restrictive Covenant Agreement or any other agreement with the Company concerning intellectual property, confidentiality, non-competition, and/or non-solicitation obligations; (iv) engagement in dishonesty or misconduct that is injurious to the Company or any of its affiliates, monetarily or otherwise; (v)  commission of an act of embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (vi) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in reputational or financial harm to the Company or its affiliates; or (vii) engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. Any determination of whether Cause exists shall be made by the Compensation Committee in its sole discretion.

(e)“Compensation Committee” shall mean the Compensation Committee of the Board.

(f)“Separation Date” shall mean the Executive’s last day of employment with the Company.

(g)“Severance Benefits” shall mean amounts set forth in Section 3(a) or (3)b as applicable. The Severance Benefits outlined in Sections 3(a) and 3(b) are mutually exclusive alternatives and shall not be combined or accumulated.

(h)“Target Annual Bonus” means the Executive’s discretionary target annual cash bonus, as was approved by the Compensation Committee and the Board.

3.Severance Benefits.

(a)In addition to the Accrued Amounts, purely as a goodwill gesture and conditioned upon the Executive’s satisfaction of all terms stated in this Agreement and the Executive’s execution of a separation agreement in the form customarily used by the Company, in the event that the Company terminates the Executive’s employment without Cause, the Company shall provide to the Executive the following severance benefits:

i.Salary Continuation: Salary continuation payments equivalent to [six (6) months][four (4) months] of the Executive’s Base Salary, less applicable withholdings and deductions, payable in substantially equal installments on the Company’s regular payroll dates. For the avoidance of doubt, the payments of the salary continuation referred to in the prior sentence shall not derogate from, alter, or in any way affect the full and absolute termination of the employer-employee relationship between the parties.

ii.Pro-rata Target Annual Bonus: A pro-rata portion of the Target Annual Bonus, less applicable withholdings and deductions, pro-rated based on the number of days during such calendar year that Executive was employed by the Company, payable in a single cash lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year (but no later than March 15 of the calendar year following the calendar year in which the Separation Date occurs). For example, if the Target Annual Bonus is $100,000 for 2026, and the Executive’s Separation Date is March 31, 2026, then the pro-rata bonus is $24,384.

iii.Equity Award. The treatment of equity awards to Executive shall be as set forth in the applicable equity plan or award agreement.

iv.COBRA Payment. A payment representing the full cost of the premiums for group health insurance coverage under COBRA for Executive (and Executive’s dependents, as applicable) for [six (6) months][four (4) months] (the “COBRA Payment Period”), at the same level of coverage for Executive in effect immediately prior to the Separation Date, contingent on Executive’s timely COBRA election. Following the COBRA Payment Period, and provided that the COBRA coverage period has not expired, Executive shall be entitled to continue Executive’s elected COBRA coverage for the remainder of the COBRA coverage period, at Executive’s own and sole expense.

(b)If a Change in Control has occurred, then alternatively to the severance benefits listed in Section 3(a), in addition to the Accrued Amounts, purely as a goodwill gesture and conditioned upon the Executive’s satisfaction of all terms stated in this Agreement and the Executive’s execution of a separation agreement in the form customarily used by the Company, in the event that, within 12 months of a Change in Control, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company shall provide to the Executive the following severance benefits:

i.Salary Continuation: Salary continuation payments equivalent to twelve (12) months of the Executive’s Base Salary, less applicable withholdings and deductions, payable in substantially equal installments on the Company’s regular payroll dates. For the avoidance of doubt, the payments of the salary continuation referred to in the prior sentence shall not derogate from, alter, or in any way affect the full and absolute termination of the employer-employee relationship between the parties.

ii.Pro-rata Target Annual Bonus: A pro-rata portion of the Target Annual Bonus, less applicable withholdings and deductions, pro-rated based on the number of days during such calendar year that Executive was employed by the Company, payable in a single cash lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year (but no later than March 15 of the calendar year following the calendar year in which the Separation Date occurs). For example, if the Target Annual Bonus is $100,000 for 2026, and the Executive’s Separation Date is March 31, 2026, then the pro-rata bonus is $24,384.

iii.Equity Award. The treatment of equity awards to Executive shall be as set forth in the applicable equity plan or award agreement.

iv.COBRA Payment. A payment representing the full cost of the premiums for group health insurance coverage under COBRA for Executive (and Executive’s dependents, as applicable) for twelve (12) months (the “COBRA Payment Period”), at the same level of coverage for Executive in effect immediately prior to the Separation Date, contingent on Executive’s timely COBRA election. Following the COBRA Payment Period, and provided that the COBRA coverage period has not expired, Executive shall be entitled to continue Executive’s elected COBRA coverage for the remainder of the COBRA coverage period, at Executive’s own and sole expense.

For the avoidance of doubt, the acquisition of RE/MAX Holdings by The Real Brokerage Inc. pursuant to an Agreement dated April 26, 2026 shall not constitute a Change in Control under this Agreement.

(c)If the Executive’s employment terminates as a result of Executive’s death or disability, such termination shall not be considered a termination without Cause for purposes of this Agreement and shall not entitle Executive to receive any Severance Benefits under this Agreement. If the Executive voluntarily resigns from employment for any reason, such termination shall not be considered a termination without Cause for purposes of this Agreement and shall not entitle Executive to receive any Severance Benefits under this Agreement except as specified in Section 3(b).

(d)The Severance Benefits described above in Sections 3(a) and 3(b) are alternative and not cumulative.

(e)The Company shall have the right to withhold from any amount payable hereunder any U.S. federal, state, and local taxes or any other applicable country’s taxes, in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Further, if the Salary Continuation is not subject to Section 409A (as defined below), then at its sole discretion the Company may pay the Salary Continuation as a lump sum.

(f)The Executive expressly acknowledges that any Severance Benefits under this Agreement are in lieu of any other severance, separation, notice and/or payment in lieu of notice, and/or salary continuation payments or benefits that the Executive may otherwise be eligible to receive under the Offer Letter and/or any Company plan, policy or program, in place currently or in the future.

4.Conditions Applicable to Severance Benefits. The Company’s obligation to pay, and the Executive’s right to receive, any Severance Benefits under this Agreement are expressly conditioned upon the following:

(a)After the Separation Date, the Executive must execute and deliver to the Company (and, to the extent any revocation right exists under applicable law, must not revoke) a waiver and general release of claims that is in form and substance satisfactory to the Company (the “Release”); and the Release must become effective in accordance with its terms within sixty (60) days of the Separation Date. The payment of any Severance Benefits to which the Executive would otherwise be entitled pursuant to this Agreement will be delayed until the Release becomes fully effective and nonrevocable.

(b)The Executive must comply in all respects with the post-employment obligations contained in this Agreement, the Release, and the Restrictive Covenant Agreement and any other applicable agreements with the Company concerning confidentiality, non-competition, non-solicitation, and/or intellectual property; and, should the Executive breach any such obligations, the Executive agrees and acknowledges that the Executive’s right to receive any further Severance Benefits will immediately cease and be forfeited, with any payment made during any period of breach of the Restrictive Covenant Agreement or any other such applicable agreement subject to automatic repayment by the Executive, without waiver, limitation or modification of the Company’s rights and remedies, whether legal or equitable, under the Restrictive Covenant Agreement and any other such applicable agreement, or otherwise available under applicable law.

5.Equity. Except as explicitly stated herein, the treatment of any restricted share units, options, and/or equity grants or awards issued by The Real Brokerage Inc. to Executive shall be determined in accordance with the terms and conditions of the equity plan under which they were granted, and any applicable grant or award agreement, and program.

6.Prior Restrictive Covenant Obligations. For the avoidance of doubt, the Executive acknowledges that the Executive remains subject to the Restrictive Covenant Agreement and any other applicable agreements with the Company concerning confidentiality, non-competition, non-solicitation, and/or intellectual property (the “Prior Agreements”) regardless of whether the Executive receives any Severance Benefits pursuant to this Agreement. In addition to the Prior Agreements, all of which Executive acknowledges remain in effect as written therein, without waiver, modification or limitation by anything set forth in this Agreement, Executive agrees to the following obligations:

(a)	Confidentiality.

i.Executive acknowledges that, during and in connection with Executive’s employment within the Company, Executive will be provided with access to and Executive will contribute to, obtain and gain access to and knowledge of confidential, proprietary and trade secret information of the Company and members of the Company organization that is not publicly available or generally known outside of the Company other than by Company personnel, including, but not limited to, the following: financial, pricing, legal, personnel and software and other technical information; information related to business or marketing plans or strategies; information related to the development of new business or new business relationships and expansion or acquisition plans; information related to the development of software and related technological offerings and analyses, including ongoing innovations and development of such software and offerings; Intellectual Property (defined below); information pertaining to contracting and contract terms, negotiations or strategies; credentials to access any devices, databases, cloud storage or other repositories of such information maintained by the Company; trade secrets, as defined under applicable law; methods and processes; other business information and financial data, whether or not patentable or registrable under copyright or similar laws, that were developed by or on behalf of the Company or its members and that are treated by the Company and its members as confidential or proprietary and/or which Executive understands to be confidential or proprietary; information relating to the Company’s and its members’ customers and other business partners; and other information that is received by or for the Company or its members in confidence or under a duty of confidentiality to any third party, including, without limitation, from a customer or other business partner (collectively, the “Confidential Information”). All such information, data and knowledge shall be considered “Confidential Information” regardless of whether it is written or oral, and if written, regardless of how it was produced or reproduced, and regardless of whether it is marked or specifically designated as confidential or proprietary. “Confidential Information” shall not include any of the foregoing items which have become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

ii.Executive further acknowledges that all Confidential Information is the exclusive property of the Company and any relevant Company member and that disclosure of Confidential Information would cause the Company and any relevant member to suffer serious competitive disadvantage as well as immediate and irreparable injury and harm. Accordingly, Executive will not, either during Executive’s employment within the Company or at any time thereafter, directly or indirectly, (i) disclose to anyone outside of the Company, or otherwise provide any third party with access to, Confidential Information; (ii) access, use, transmit, or remove any Confidential Information from any Company or Company member’s records, system, device, account, application, or location except as required during Executive’s employment in fulfilling Executive’s obligations as an employee within the Company; or (iii) copy any Confidential Information to, or otherwise store any Confidential Information on, any personal or other outside system, account, application, or device (e.g., personal computers, external hard drives, portable or removable storage media, personal email, and other third-party applications or accounts such as GitHub, Dropbox, OneDrive, Google Drive), unless either consented to in advance by the Company and any relevant Company member or as otherwise permitted by applicable law, including under 18 U.S.C. §§ 1833(b) (1) or (2), where the disclosure is made (x) in confidence to a government official or to an attorney, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, so long as any such filing is made under seal; or (z) in a lawsuit or proceeding against an employer for retaliation based on the reporting of a suspected violation of law and/or to an attorney in any such lawsuit so long as any document containing the information is filed under seal and the information is not otherwise disclosed, except pursuant to court order.

iii.Executive shall not without the prior written consent of the Chief Executive Officer of the Company either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any video, social media communication or television transmission or communicate with any representative of the media or any third party relating to the business or affairs of the Company or any Company member or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of Intellectual Property (defined below). For the purpose of this Section, “media” shall include television (terrestrial, satellite and cable), social media, radio, newspapers and other journalistic publications (whether online, digital, or print).

(b)Intellectual Property. The following Sections 6(b)(i) through 6(b)(vi) shall apply to works of authorship (which shall be deemed to be “works for hire”), copyrightable material, inventions, improvements and discoveries (whether patentable or not), trademarks, trade dress or other intellectual property that has been or will be made, conceived or generated by Executive during Executive’s employment within the Company, whether or not made, conceived or generated within the course of Executive’s employment or wholly or partially on Executive’s own time, relating in any way to the business of the Company or its members, or resulting directly or indirectly from Executive’s employment within the Company (collectively referred to as “Intellectual Property”). In no event shall “Intellectual Property” (or any of the assignment obligations set forth in in this Section 6(b)) include any intellectual property that Executive develops entirely on Executive’s own time without using equipment, supplies, facilities or trade secret information of the Company or its members unless such intellectual property either (1) directly relates at the time of conception or reduction to practice to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (2) results from any work performed by Executive for the Company or its members. The Company and its members shall have the right to require disclosure by Executive in confidence of all Intellectual Property made, conceived or generated by Executive, solely or jointly with others, during Executive’s employment within the Company, to determine whether or not such intellectual property is “Intellectual Property” covered by this Agreement and subject to assignment.

i.Ownership of Intellectual Property. All Intellectual Property (including, without limitation, works of authorship to which the “works for hire” doctrine is found inapplicable) and all rights therein, will be and are hereby deemed to be, assigned and transferred by this Agreement to the Company and any relevant Company member, and its and their successors and assigns, which will have the exclusive right to obtain copyright, patent and/or trademark registrations or other protection of the Intellectual Property in their own name, or in the names of their successors or assigns, as inventor, author and/or owner, and to secure any renewals and extensions of such protection, throughout the world. Executive hereby acknowledges that Executive retains no rights whatsoever with respect to Intellectual Property, including, without limitation, any rights to reproduce such Intellectual Property, or to make, have made, use and/or sell products based upon Intellectual Property, or otherwise to prepare derivatives thereof, or to file patent, copyright or trademark applications with respect thereto, or to distribute copies of any Intellectual Property in any manner whatsoever, or to exhibit, use or display any such Intellectual Property publicly or otherwise, or to license or assign to any third party the right to do any of the foregoing.

ii.Filings and Other Assistance. Without further remuneration (except for out-of-pocket expenses), Executive will execute and deliver any document and give any assistance as may be reasonably requested by the Company and any relevant Company member to effect the ownership rights provided in this Agreement or otherwise to further the purposes of this Section 6(b).

iii.Reporting. Executive will promptly communicate to the their supervisor and the Chief Legal Officer all Intellectual Property made, conceived or generated by Executive.

iv.Protecting Intellectual Property. Executive will follow the policies and procedures of the Company and any relevant Company member issued from time to time with respect to Intellectual Property.

v.Return of Company Documents and Confidential Information. Upon termination of Executive’s employment within the Company for any reason or otherwise upon request by the Company or any Company member, Executive will immediately return to the Company and any relevant Company member all copies of all Confidential Information, all documents relating to or embodying any Intellectual Property and all devices (e.g., computers, phones, tablets, hard drives) provided to Executive or paid for by the Company or any Company member in Executive’s possession or control.

vi.Pre-Existing Intellectual Property. Executive acknowledges that Executive has made no inventions, improvements or discoveries, whether or not patentable, and have generated no other intellectual property prior to the date of Executive’s employment within the Company unless otherwise disclosed in writing to Executive’s supervisor.

(c)To the extent there is any inconsistency between or among any of the Prior Agreements and the covenants in Sections 6(a) or (b) of this Agreement, the most restrictive of the covenants enforceable under applicable law shall apply.

7.Section 409A.

(a)General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Separation Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

i.the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

8.Governing Law: Jurisdiction and Venue. Without waiver or modification of any applicable choice of law, forum-selection provision, or other venue or personal jurisdiction provision in any Prior Agreement, this Agreement, shall be construed in accordance with the laws of [STATE] without regard to conflicts of law principles. Venue for any dispute, action or proceeding arising from or relating to this Agreement shall be in a state or federal district court located in the state of [STATE]. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum or any objection to venue or the exercise of personal jurisdiction in any such action or proceeding.

9.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company’s Chief Legal Officer, or in the case of the Chief Legal Officer, by the Chief Financial Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein; provided, however, that if any one or more of the provisions contained in this Agreement shall for any reason be deemed by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject matter, or otherwise unenforceable or void under applicable law, it shall be reformed, modified, or otherwise construed so as to be enforceable to the maximum extent permitted under applicable law.

12.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

15.Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any

Signature page(s) to follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below, intending to be legally bound.

EXECUTIVE:

By:

Name:

Address:

Email:

Date:

COMPANY:

[Real Broker, LLC]

By:

Name:

Title:

Date: